2EXHIBIT INDEX


EXHIBIT  DESCRIPTION

99       Press Release issued by the Registrant on April 26, 2004.

                                                                      EXHIBIT 99
                                                                      ----------

               CHESAPEAKE ENERGY CORPORATION POSTS RECORD RESULTS
                           FOR THE 2004 FIRST QUARTER

 COMPANY REPORTS 2004 FIRST QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
      OF $104 MILLION ON REVENUE OF $563 MILLION AND PRODUCTION OF 79 BCFE

OKLAHOMA CITY,  OKLAHOMA,  APRIL 26, 2004 - Chesapeake Energy Corporation (NYSE:
CHK) today reported its financial and operating results for the 2004 first quarter. For the quarter, Chesapeake generated net income available to common shareholders of $104.4 million ($0.38 per fully diluted common share), operating cash flow of $327.5 million (defined as cash flow from operating activities before changes in assets and liabilities) and ebitda of $348.1 million (defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense) on revenue of $563.1 million.

The company's 2004 first quarter net income available to common shareholders and ebitda include an unrealized after-tax mark-to-market loss of $14.6 million resulting from the company's oil and natural gas and interest rate hedging programs and an after-tax $4.4 million loss from the exchange or repurchase of certain Chesapeake debt securities. These are items typically excluded from analysts' estimates.

Excluding these items, Chesapeake's net income to common shareholders in the 2004 first quarter would have been $123.4 million ($0.44 per fully diluted common share) and ebitda would have been $369.0 million. These items did not affect the calculation of operating cash flow.


         OIL AND NATURAL GAS PRODUCTION AND PROVED RESERVES SET RECORDS

Production for the 2004 first quarter was 78.9 billion cubic feet of natural gas equivalent (bcfe), an increase of 22.1 bcfe, or 39%, over the 56.8 bcfe produced in the 2003 first quarter and an increase of 5.6 bcfe, or 7.6%, over the 73.3 bcfe produced in the 2003 fourth quarter. The 22.1 bcfe increase in this year's first quarter production over the first quarter of 2003's production consisted of 11.1 bcfe from organic drillbit growth and 11.0 bcfe generated from acquisitions. The company's organic growth rate during the past 12 months was 20%, well above the company's forecasted organic growth rate of 5% and among the very best organic growth performances reported by public mid- and large-cap E&P companies for the past 12 months. In addition, the 50/50 split between the company's growth through the drillbit and growth through acquisitions reflects the company's balanced growth strategy.

The 2004 first quarter's 78.9 bcfe of production was comprised of 70.1 billion cubic feet of natural gas (bcf) (89% on a natural gas equivalent basis) and 1.47 million barrels of oil and natural gas liquids (mmbo) (11% on a natural gas equivalent basis). Chesapeake's average daily production rate for the quarter was 867 million cubic feet of natural gas equivalent production (mmcfe), consisting of 770 mmcf of gas and 16,099 barrels of oil and natural gas liquids. The 2004 first quarter was Chesapeake's eleventh consecutive quarter of sequential production growth. During these eleven quarters, Chesapeake's production has increased 102%, for an average sequential quarterly growth rate of 6.6% and an average annualized growth rate of 29%.

Average prices realized during the 2004 first quarter (including realized gains or losses from oil and gas derivatives, but excluding unrealized gains or losses on such derivatives) were $27.10 per barrel of oil (bo) and $5.62 per thousand cubic feet of natural gas (mcf), for a realized gas equivalent price of $5.50 per thousand cubic feet of natural gas equivalent (mcfe). Chesapeake's average realized pricing differentials to NYMEX during the quarter were a negative $2.56 per bo and a negative $0.73 per mcf. Realized gains or losses from hedging activities generated a $5.69 loss per bo and a $0.48 gain per mcf, for a 2004 first quarter realized hedging gain of $25.7 million, or $0.33 per mcfe.

The company drilled 118 gross (88 net) operated wells and participated in another 137 gross wells (21 net) operated by other companies during the 2004 first quarter. Chesapeake invested $129 million in the operated wells and $47 million in the non-operated wells. The company's drilling success rate was 92% for operated wells and 99% for non-operated wells.

During the 2004 first quarter, the company replaced its 78.9 bcfe of production by 473%, or 372.8 bcfe at a drilling and acquisition cost of $1.66 per mcfe. Drillbit replacement was 146% and acquisition replacement was 327%. At the end of the first quarter, Chesapeake`s estimated proved reserves were 3.5 tcfe.

       KEY OPERATIONAL AND FINANCIAL STATISTICS FOR THE 2004 FIRST QUARTER

The table below summarizes Chesapeake's key statistics during the 2004 first quarter and compares them to the 2003 fourth quarter and the 2003 first quarter:


Key Operations or Financial Statistics:               THREE MONTHS ENDED:
                                                      -------------------
                                                 3/31/04    12/31/03    3/31/03
                                                 -------    --------    -------



Average daily production (in mmcfe)                867         797        631
Gas as % of total production                        89          90         89
Natural gas production (in bcf)                   70.1        66.3       50.4
Average realized gas price ($/mcf) (a)            5.62        5.15       4.51
Oil production (in mbbls)                        1,465       1,165      1,060
Average realized oil price ($/bo) (a)            27.10       23.76      27.27
Natural gas equivalent production (in bcfe)       78.9        73.3       56.8
Gas equivalent realized price ($/mcfe) (a)        5.50        5.03       4.52
General and administrative costs ($/mcfe)          .10         .10        .09
Production taxes ($/mcfe)                          .19 (d)     .28        .33
Lease operating expenses ($/mcfe)                  .57         .49        .55
Interest expense ($/mcfe) (a)                      .48         .51        .62
DD&A of oil and gas properties ($/mcfe)           1.52        1.41       1.35
Operating cash flow ($ in millions) (b)          327.5       262.4      167.7
Operating cash flow ($/mcfe)                      4.15        3.58       2.95
Ebitda ($ in millions) (c)                       348.1       257.8      232.0
Ebitda ($/mcfe)                                   4.41        3.52       4.09
Net income to common shareholders                104.4        62.4       70.0
   ($ in millions)

          (a) includes the effects of realized gains or (losses) from hedging, but does not include the effects of unrealized gains or (losses) from hedging
          (b) defined as cash flow provided by operating activities before changes in assets and liabilities
          (c) defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense
          (d) includes pre-tax benefit of $6.8 million, or $0.09 per mcfe, from prior period severance tax credits


    SIGNIFICANT BALANCE SHEET IMPROVEMENT ACHIEVED DURING 2004 FIRST QUARTER

Since the beginning of 2004, Chesapeake has closed acquisitions totaling $570 million. In conjunction with these acquisitions, the company raised $298 million of common equity and $305 million of 4.125% convertible preferred equity. Chesapeake's debt-to-total capitalization ratio is now 46%, the lowest in its 11 years as a public company.

Additionally, through a series of debt exchanges completed during recent months, Chesapeake has extended the average maturity of its long-term debt to over nine years and has reduced its average fixed interest rate to 7.7%. The company's secured credit facility is currently rated as investment grade and the company believes its business strategy and operational performance will lead to an investment grade credit rating for its unsecured debt in the future.

      CHESAPEAKE UPDATES 2004 PRODUCTION FORECASTS AND HEDGING INFORMATION

Chesapeake's updated 2004 second quarter and full-year 2004 forecasts are attached to this release in an Outlook dated April 26, 2004 labeled Schedule "A". This Outlook has been changed from the Outlook dated March 23, 2004 (attached as Schedule "B" for investors' convenience) to reflect an initial forecast for the 2004 second quarter and a revised forecast for the full-year 2004.

Chesapeake's average daily production in 2004 is expected to exceed 2003's production by approximately 175 mmcfe, or 24%, while average daily production in the 2004 second quarter is expected to exceed 2003's second quarter production by approximately 167 mmcfe, or 23%. In addition, average daily production in the 2004 second quarter is expected to exceed 2004's first quarter production by approximately 40 mmcfe, or 4.6%.

The following table details Chesapeake's hedged oil and natural gas positions:

                      HEDGED POSITIONS AS OF APRIL 26, 2004

                     -----------------------    -----------------------
                               Oil                    Natural Gas
                     -----------------------    -----------------------
Quarter or Year      % Hedged      $ NYMEX      % Hedged      $ NYMEX
---------------      --------      -------      --------      -------

2004 1Q                 87%         $28.58          99%         $5.97
2004 2Q                100%         $30.00          75%         $5.00
2004 3Q                 96%         $30.32          58%         $4.94
2004 4Q                 95%         $30.10          47%         $5.13
---------------      --------      -------      --------      --------
2004 Total              95%         $29.80          69%         $5.35
===============      ========      =======      ========      ========
===============      ========      =======      ========      ========
2005                     9%         $31.56          27%         $5.03
2006                     -               -          10%         $4.88
2007                     -               -           8%         $4.76

Depending on changes in oil and natural gas futures markets and management's view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedged positions at any time in the future without notice.

                               MANAGEMENT SUMMARY

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Chesapeake generated record results for its shareholders again this quarter, following an especially strong 2003 performance. With the filing of our peer companies' Form 10-K reports for 2003, we have now been able to compare our company's 2003 performance with our peer group's 2003 performance. We hope that you will agree that Chesapeake's performance in 2003 was exceptional:

        o        #1 in stock price appreciation, up 75%;
        o        #1 in proved reserves growth, up 44%;
        o        #1 in production growth, up 48%;
        o        #1 in % of gas production, up 90%;
        o        #1 in shareholders' equity % increase, up 91%;
        o        #1 (tied) for lowest amount of goodwill booked, zero;
        o        #1 in oil and natural gas revenue per mcfe, $4.79;
        o        #1 in lowest G&A per mcfe, $0.09;
        o        #1 in ebitda per mcfe, $3.88;
        o        #2 (tied) for lowest LOE per mcfe, $0.51;
        o        #4 in cash flow per mcfe, $3.37.
        o CHK's peer companies are: APA, APC, BR, COG, DVN, ECA, EOG, FST, KMG, NBL, NFX, PPP, PXD, VPI, and XTO.

Although we obviously can not guarantee a repeat of these rankings in 2004 or in future years, we do believe the combination of Chesapeake's focused product and geographic strategies, value-added risk management strategy, balanced acquisition and drilling programs, high quality assets and low operating costs will enable our company to continue delivering one of the industry's best track records of value creation for years to come."

                           CONFERENCE CALL INFORMATION

A conference call has been scheduled for Tuesday morning, April 27, 2004 at 9:00 a.m. EDT to discuss this earnings release. The telephone number to access the conference call is 913.981.5572. For those unable to participate in the conference call, a replay will be available from 12:00 p.m. EDT, April 27, 2004 through midnight EDT on Friday, May 14, 2004. The number to access the conference call replay is 719.457.0820 and the passcode is 149305. The conference call will also be simulcast live on the Internet and can be accessed at WWW.CHKENERGY.COM by selecting "Conference Calls" under the "Investor Relations" section. The webcast of the conference call will be available on the website for one year.


THIS PRESS RELEASE AND THE ACCOMPANYING OUTLOOKS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THEY INCLUDE
ESTIMATES OF OIL AND GAS RESERVES, EXPECTED OIL AND GAS PRODUCTION AND FUTURE EXPENSES, PROJECTIONS OF FUTURE OIL AND GAS PRICES, PLANNED CAPITAL EXPENDITURES FOR DRILLING, LEASEHOLD ACQUISITIONS AND SEISMIC DATA, AND STATEMENTS CONCERNING ANTICIPATED CASH FLOW AND LIQUIDITY, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS. DISCLOSURES CONCERNING DERIVATIVE CONTRACTS AND THEIR ESTIMATED CONTRIBUTION TO OUR FUTURE RESULTS OF OPERATIONS ARE BASED UPON MARKET INFORMATION AS OF A SPECIFIC DATE. THESE MARKET PRICES ARE SUBJECT TO SIGNIFICANT VOLATILITY. ALTHOUGH WE BELIEVE THE EXPECTATIONS AND FORECASTS REFLECTED IN THESE AND OTHER FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THEY WILL PROVE TO HAVE BEEN CORRECT. THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DESCRIBED UNDER "RISK FACTORS" IN ITEM 1 OF OUR 2003 10-K. THEY INCLUDE THE VOLATILITY OF OIL AND GAS PRICES; ADVERSE EFFECTS OUR SUBSTANTIAL INDEBTEDNESS COULD HAVE ON OUR OPERATIONS AND FUTURE GROWTH; OUR ABILITY TO COMPETE EFFECTIVELY AGAINST STRONG INDEPENDENT OIL AND GAS COMPANIES AND MAJORS; THE COST AND AVAILABILITY OF DRILLING AND PRODUCTION SERVICES; POSSIBLE FINANCIAL LOSSES AS A RESULT OF OUR COMMODITY PRICE AND INTEREST RATE RISK MANAGEMENT ACTIVITIES; UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF OIL AND GAS RESERVES, INCLUDING RESERVES WE ACQUIRE, PROJECTING FUTURE RATES OF PRODUCTION AND THE TIMING OF DEVELOPMENT EXPENDITURES; EXPOSURE TO POTENTIAL LIABILITIES OF ACQUIRED PROPERTIES; OUR ABILITY TO REPLACE RESERVES; THE AVAILABILITY OF CAPITAL; CHANGES IN INTEREST RATES; AND DRILLING AND OPERATING RISKS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE THIS INFORMATION.

CHESAPEAKE ENERGY CORPORATION IS ONE OF THE SIX LARGEST INDEPENDENT U.S. NATURAL GAS PRODUCERS. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS AND ONSHORE TEXAS GULF COAST REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.

                                          CHESAPEAKE ENERGY CORPORATION
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                       ($ IN 000'S, EXCEPT PER SHARE DATA)
                                                    (UNAUDITED)
====================================================================================================================
THREE MONTHS ENDED:                                                MARCH 31, 2004              MARCH 31, 2003
                                                                $               $/MCFE            $       $/MCFE
                                                             ------------   ------------  ----------   ------------
REVENUES:
  OIL AND GAS SALES                                              419,793            5.32     286,019          5.04
  OIL AND GAS MARKETING SALES                                    143,336            1.82      90,308          1.59
                                                             ------------   ------------  ----------   -----------
    TOTAL REVENUES                                               563,129            7.14     376,327          6.63
                                                             ------------   ------------  ----------   -----------

OPERATING COSTS:
  PRODUCTION EXPENSES                                             44,803            0.57      31,457          0.55
  PRODUCTION TAXES                                                14,936            0.19      18,597          0.33
  GENERAL AND ADMINISTRATIVE                                       8,166            0.10       5,379          0.09
  STOCK BASED COMPENSATION                                         1,869            0.02          --            --
  PROVISION FOR LEGAL SETTLEMENTS                                     --              --         286          0.01
  OIL AND GAS MARKETING EXPENSES                                 139,664            1.77      89,358          1.58
  OIL AND GAS DEPRECIATION, DEPLETION, AND AMORTIZATION          119,908            1.52      76,614          1.35
  DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                    5,739            0.08       3,684          0.06
                                                             ------------   ------------  ----------   -----------
    TOTAL OPERATING COSTS                                        335,085            4.25     225,375          3.97
                                                             ------------   ------------  ----------   -----------

INCOME FROM OPERATIONS                                           228,044            2.89     150,952          2.66
                                                             ------------   ------------  ----------   -----------
OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                                        1,343            0.02         763          0.01
  INTEREST EXPENSE                                               (46,545)          (0.59)    (37,004)        (0.65)
  LOSS ON REPURCHASES OR EXCHANGES OF CHESAPEAKE DEBT             (6,925)          (0.09)         --            --
                                                             -----------    ------------ -----------   -----------
    TOTAL OTHER INCOME (EXPENSE)                                 (52,127)          (0.66)    (36,241)        (0.64)
                                                             -----------    ------------ -----------    ----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                           175,917            2.23     114,711          2.02

INCOME TAX EXPENSE:
  CURRENT                                                             --              --          --            --
  DEFERRED                                                        63,327            0.80      43,591          0.77
                                                             -----------   ------------- -----------   -----------
    TOTAL INCOME TAX EXPENSE                                      63,327            0.80      43,591          0.77
                                                             -----------   ------------- -----------   -----------

NET INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, NET OF TAX                                  112,590            1.43      71,120          1.25
                                                             -----------   ------------- -----------   -----------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  INCOME TAX OF $1,464,000                                           --               --       2,389          0.04
                                                             -----------    ------------ -----------  ------------

NET INCOME                                                       112,590            1.43      73,509          1.29
PREFERRED STOCK DIVIDENDS                                         (8,168)          (0.11)     (3,526)        (0.06)
                                                             -----------   ------------- -----------  ------------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                      104,422            1.32      69,983          1.23
                                                             ===========   ============= ===========  ============
------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
   BASIC
      INCOME BEFORE CUMULATIVE EFFECT OF
      ACCOUNTING CHANGE                                      $       0.44                 $      0.34
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           --                        0.01
                                                             ------------                 -----------
      NET INCOME                                             $       0.44                 $      0.35
                                                             ============                 ===========

   ASSUMING DILUTION
      INCOME BEFORE CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE                                    $       0.38                 $      0.31
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                              --                        0.01
                                                             ------------                 -----------
    NET INCOME                                               $       0.38                 $      0.32
                                                             ============                 ===========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN 000'S)
  BASIC                                                           236,884                    197,608
                                                             ============                 ==========
  ASSUMING DILUTION                                               299,241                    230,672
                                                             ============                 ==========

                                              CHESAPEAKE ENERGY CORPORATION
                                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        (IN 000'S)
                                                       (UNAUDITED)
===============================================================================================================
                                                                               MARCH 31,         DECEMBER 31,
                                                                                  2004               2003
--------------------------------------------------------------------------------------------- -----------------
CASH                                                                       $       189,425     $        40,581
OTHER CURRENT ASSETS                                                               382,043             301,823
                                                                           ---------------     ---------------
     TOTAL CURRENT ASSETS                                                          571,468             342,404
                                                                           ---------------     ---------------

PROPERTY AND EQUIPMENT (NET)                                                     4,888,923           4,133,117
OTHER ASSETS                                                                        97,071              96,770
                                                                           ---------------     ---------------
     TOTAL ASSETS                                                          $     5,557,462     $     4,572,291
                                                                           ===============     ===============

CURRENT LIABILITIES                                                        $       742,572     $       513,156
LONG TERM DEBT                                                                   2,012,147           2,057,713
ASSET RETIREMENT OBLIGATION                                                         57,476              48,812
LONG TERM LIABILITIES                                                               46,280              28,774
DEFERRED TAX LIABILITY                                                             368,808             191,026
                                                                           ---------------     ---------------
     TOTAL LIABILITIES                                                           3,227,283           2,839,481

STOCKHOLDERS' EQUITY                                                             2,330,179           1,732,810
                                                                           ---------------     ---------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                   $     5,557,462     $     4,572,291
                                                                           ===============     ===============

COMMON SHARES OUTSTANDING                                                          240,788             216,784
                                                                           ===============     ===============

                                              CHESAPEAKE ENERGY CORPORATION
                                 SUPPLEMENTAL DATA - OIL & GAS SALES AND INTEREST EXPENSE

                                                                                   THREE MONTHS ENDED
                                                                           ----------------------------------
                                                                                       MARCH 31,
                                                                                2004           2003
                                                                           -------------   -------------


             OIL AND GAS SALES ($ IN THOUSANDS):
               Oil sales                                                      $ 48,031       $ 35,140
               Oil derivatives - realized gains (losses)                        (8,330)        (6,238)
               Oil derivatives - unrealized gains (losses)                      (6,019)           (77)
                                                                             ---------       --------
                     Total oil sales                                          $ 33,682       $ 28,825
                                                                             ---------       --------

               Gas sales                                                      $360,101       $314,050
               Gas derivatives - realized gains (losses)                        33,991        (86,620)
               Gas derivatives - unrealized gains (losses)                      (7,981)        29,764
                                                                             ---------       --------
                     Total gas sales                                          $386,111       $257,194
                                                                              --------       --------

                     Total oil and gas sales                                  $419,793       $286,019
                                                                              ========       ========

             AVERAGE SALES PRICE (EXCLUDING GAINS (LOSSES) ON
             DERIVATIVES):                                                    $  32.79      $   33.15
               Oil ($ per bbl)
               Gas ($ per mcf)                                                $   5.14      $    6.23
               Gas equivalent ($ per mcfe)                                    $   5.17      $    6.15

             AVERAGE  SALES  PRICE
              (EXCLUDING   UNREALIZED  GAINS  (LOSSES)  ON
               DERIVATIVES):
               Oil ($ per bbl)                                                $  27.10      $   27.27
               Gas ($ per mcf)                                                $   5.62      $    4.51
               Gas equivalent ($ per mcfe)                                    $   5.50      $    4.52

             INTEREST EXPENSE ($ IN THOUSANDS):
               Interest                                                       $ 38,564       $ 35,704
               Derivatives - realized (gains) losses                              (758)          (674)
               Derivatives - unrealized (gains) losses                           8,739          1,974
                                                                              --------       --------
                     Total Interest Expense                                   $ 46,545       $ 37,004
                                                                              --------       --------

                                              CHESAPEAKE ENERGY CORPORATION
                                          CONDENSED CONSOLIDATED CASH FLOW DATA
                                                        (IN 000'S)
                                                        (UNAUDITED)
         =======================================================================================================
         =======================================================================================================
                                                                                   MARCH 31,         MARCH 31,
          THREE MONTHS ENDED:                                                         2004              2003
         -------------------------------------------------------------------------------------------------------
         CASH PROVIDED BY OPERATING ACTIVITIES                                  $       335,733    $      99,052

         CASH (USED IN) INVESTING ACTIVITIES                                    $      (735,434)   $  (1,002,289)

         CASH PROVIDED BY FINANCING ACTIVITIES                                  $       548,545    $     693,604


         =======================================================================================================

                          CHESAPEAKE ENERGY CORPORATION
                  RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                   (IN 000'S)
                                   (UNAUDITED)

================================================================================
                                                  MARCH 31,         MARCH 31,
THREE MONTHS ENDED:                                 2004              2003
--------------------------------------------------------------------------------

CASH PROVIDED BY OPERATING ACTIVITY         $       335,733   $        99,052

ADJUSTMENTS:
  CHANGES IN ASSETS AND LIABILITIES                  (8,216)           68,661
                                            ---------------   ---------------

OPERATING CASH FLOW*                        $       327,517   $       167,713
                                            ===============   ===============

* Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

================================================================================
                                                  MARCH 31,         MARCH 31,
THREE MONTHS ENDED:                                 2004              2003
--------------------------------------------------------------------------------

NET INCOME BEFORE CUMULATIVE EFFECT         $       112,590   $        71,120
 OF ACCOUNTING CHANGE

DEFERRED INCOME TAX EXPENSE                          63,327            43,591
INTEREST EXPENSE                                     46,545            37,004
DEPRECIATION AND AMORTIZATION OF OTHER ASSETS         5,739             3,684
OIL AND GAS DEPRECIATION, DEPLETION                 119,908            76,614
 AND AMORTIZATION                           ---------------   ---------------

EBITDA**                                    $       348,109   $       232,013
                                            ===============   ===============

**Ebitda represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facilities and is used in our financial covenants under our bank credit facilities and our indentures governing our senior notes. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Ebitda is reconciled to cash provided by operating activities as follows:

================================================================================
                                                  MARCH 31,         MARCH 31,
THREE MONTHS ENDED:                                 2004              2003
--------------------------------------------------------------------------------

CASH PROVIDED BY OPERATING ACTIVITIES       $       335,733   $       99,052

CHANGES IN ASSETS AND LIABILITIES                    (8,216)          68,661
INTEREST EXPENSE, REALIZED                           37,806           35,030
UNREALIZED GAINS (LOSSES) ON OIL                    (14,000)          29,687
 AND GAS DERIVATIVES
OTHER NON-CASH ITEMS                                 (3,214)            (417)
                                            ---------------   --------------

EBITDA                                      $       348,109   $      232,013
                                            ===============   ==============

                          CHESAPEAKE ENERGY CORPORATION
              RECONCILIATION OF ADJUSTED EARNINGS & ADJUSTED EBITDA
                     ($ IN 000'S, EXCEPT PER SHARE AMOUNTS)


================================================================================
                                                        THREE MONTHS ENDED
                                                          MARCH 31, 2004
--------------------------------------------------------------------------------

Net income to common shareholders                     $       104,422

Adjustments, net of tax:
    Unrealized (gains) losses from hedging                     14,553
    Loss on repurchases or exchanges of debt                    4,432
                                                      ---------------

Adjusted earnings*                                    $       123,407
                                                      ===============

Adjusted earnings per share assuming dilution         $          0.44



EBITDA                                                $       348,109

Adjustments, before tax:
    Unrealized  (gains)  losses  from  oil  and  gas           14,000
hedging
    Loss on repurchases or exchanges of debt                    6,925
                                                      ---------------

Adjusted EBITDA*                                      $       369,034
                                                      ===============

*Adjusted earnings and adjusted EBITDA, both non-GAAP financial measures, exclude certain items that management believes affect the comparability of operating results. The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings and EBITDA because:

     a. Management uses adjusted earnings and adjusted EBITDA to evaluate the Company's operational trends and performance relative to other oil and gas producing companies.
     b. Adjusted earnings and adjusted EBITDA are more comparable to earnings and EBITDA estimates provided by securities analysts.
     c. Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

                                  SCHEDULE "A"

                    CHESAPEAKE'S OUTLOOK AS OF APRIL 26, 2004

QUARTER ENDING JUNE 30, 2004; YEAR ENDING DECEMBER 31, 2004.
We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of April 26, 2004, we are using the following key assumptions in our projections for the second quarter of 2004 and the full-year 2004.

The primary changes from our March 23, 2004 guidance are in italicized bold and are explained as follows:

     1) We have replaced our 2004 first quarter forecast with our initial forecast for the 2004 second quarter.
     2) We have updated the projected effects from changes in our hedging positions.
     3) We have included estimates of non-cash expense associated with the issuance of restricted stock under stock-based compensation plans.
     4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only. They are not a forecast of our expectations for 2004 oil and natural gas prices.

                                                                 QUARTER ENDING             YEAR ENDING
                                                                  JUNE 30, 2004         DECEMBER 31, 2004
                                                                  -------------         -----------------
ESTIMATED PRODUCTION:
  Oil - Mbo                                                           1,540                    6,185
  Gas - Bcf                                                          73 - 74                 293 - 299
  Gas Equivalent - Bcfe                                              82 - 83                 330 - 336
  DAILY GAS EQUIVALENT MIDPOINT - IN  MMCFE                            907                      910
NYMEX PRICES
 (FOR CALCULATION OF REALIZED HEDGING EFFECTS ONLY):
  Oil - $/Bo                                                         $28.67                     $29.45
  Gas - $/Mcf                                                         $4.96                      $5.04
ESTIMATED DIFFERENTIALS TO NYMEX PRICES:
  Oil - $/Bo                                                         -$2.75                    -$2.72
  Gas - $/Mcf                                                        -$0.70                    -$0.71
ESTIMATED REALIZED HEDGING EFFECTS
 (BASED ON EXPECTED NYMEX PRICES ABOVE):
  OIL - $/BO                                                          $1.34                     $0.57
  GAS - $/MCF                                                         $0.13                     $0.28
OPERATING COSTS PER MCFE OF PROJECTED PRODUCTION:

  Production expense                                               $0.55 - 0.60             $0.55 - 0.60
  Production taxes (generally 7% of O&G revenues)                  $0.28 - 0.30             $0.28 - 0.32
  General and administrative                                       $0.10 - 0.11             $0.10 - 0.11
  Stock based compensation (non-cash)                              $0.02 - 0.03             $0.02 - 0.03
  DD&A - oil and gas                                               $1.52 - 1.56             $1.52 - 1.60
  Depreciation of other assets                                     $0.07 - 0.09             $0.07 - 0.09
  Interest expense(a)                                              $0.49 - 0.53             $0.45 - 0.50
Other Income and Expense per Mcfe:
  Marketing and other income                                       $0.02 - 0.04             $0.02 - 0.04

Book Tax Rate                                                          36%                      36%
Equivalent Shares Outstanding:
  Basic                                                               241 mm                   247 mm
  Diluted                                                             304 mm                   305 mm

Capital Expenditures:
  Drilling, leasehold and seismic                                 $200 - $225 mm           $850 - $900 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

COMMODITY HEDGING ACTIVITIES

Periodically the company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

          (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.
          (ii)For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
          (iii)Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain from    Open and        Gas        Estimated
                    Swaps     of Open    Locked       Locked      Production    Total Gas
                   in Bcf's   Swaps      Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ----------   ----------   -------------  ----------
2004:

1st Qtr             69.5      $5.94       $0.03      $5.97           70.1           99%
2nd Qtr             55.0      $5.00       $0.00      $5.00           73.5           75%
3rd Qtr             43.7      $4.94       $0.00      $4.94           75.0           58%
4th Qtr             35.4      $5.13       $0.00      $5.13           76.0           47%
-------------------------------------------------------------------------------------------
Total 2004         203.6      $5.34       $0.01      $5.35          294.6           69%
===========================================================================================

===========================================================================================
Total 2005          81.2      $5.03       $0.00      $5.03          305.0           27%
===========================================================================================

===========================================================================================
Total 2006          32.9      $4.88       $0.00      $4.88          315.0           10%
===========================================================================================

===========================================================================================
Total 2007          25.6      $4.76       $0.00      $4.76          325.0            8%
-------------------------------------------------------------------------------------------

===========================================================================================
TOTALS
-------------------------------------------------------------------------------------------
2004-2007          343.3      $5.18       $0.01      $5.19         1,239.6          28%
===========================================================================================

The company has also entered into the following natural gas basis protection swaps:

                                                                  Assuming Gas
                            Annual                             Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------    -------------------    -------


2004                        157.4               0.173               294.6                53%
2005                        109.5               0.156               305.0                36%
2006                         47.5               0.155               315.0                15%
2007                         63.9               0.166               325.0                20%
2008                         64.0               0.166               335.0                19%
2009                         37.0               0.160               345.0                11%
                       ----------------    ----------------    -------------------    -------
Totals                      479.3          $    0.164*            1,919.6                25%
                       ================    ================    ===================    =======
* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                                % Hedged
                                                        -----------------------------
                                                        Assuming         Open Swap
                                          Avg.             Oil         Positions as
                                Open        NYMEX       Prodution      % of Total
                                Swaps in      Strike      in Mmbo's      Estimated
                                 Mmbo's       Price         of:         Production
                                --------      ------     ----------     ------------

        Q1 - 2004*                1,270         $28.58       1,465           87%

        Q2 - 2004*                1,540         $30.00       1,540          100%

        Q3 - 2004*                1,519         $30.32       1,590           96%

        Q4 - 2004*                1,518         $30.10       1,590           95%
                                ----------- ------------ -------------- --------------
                                ----------- ------------ -------------- --------------

        Total 2004*               5,847         $29.80       6,185           95%
                                =========== ============ ============== ==============

        TOTAL 2005*                 548         $31.56       6,360            9%
                                =========== ============ ============== ==============

*Swaps with a knockout price of $21.00, with the exception of 2,000 bopd in 2004 with a knockout price of $24.00, with an additional 1,000 bopd in Q2 2004 at $24.00, 1,000 bopd in Q3 and Q4 2004 with a knockout price of $23.00, 2,000 bopd for 1/04 and 3-8/04 at a knockout price of $22.00, 3,000 bopd in 2/04 at a knockout price of $22.00 and 1,500 bopd from 4/04 through 12/05 at a knockout price of $26.00.

                                  SCHEDULE "B"

               CHESAPEAKE'S PREVIOUS OUTLOOK AS OF MARCH 23, 2004
                          (PROVIDED FOR REFERENCE ONLY)

                 NOW SUPERSEDED BY OUTLOOK AS OF APRIL 26, 2004

QUARTER ENDING MARCH 31, 2004;  YEAR ENDING DECEMBER 31, 2004.
We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of March 23, 2004, we are using the following key assumptions in our projections for the first quarter of 2004 and the full-year 2004.

The primary changes from our February 23, 2004 guidance are in italicized bold and are explained as follows:

          1) We have increased our full-year 2004 production forecast to reflect the four acquisitions announced today and better than expected recent drilling results.
          2) We have updated the projected effects from changes in our hedging positions.
          3) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only. They are not a forecast of our expectations for 2004 oil and natural gas prices.
          4) The equivalent shares outstanding numbers did not change as a result of today's announced preferred stock offering because the conversion structure of the preferred stock is not expected to cause an immediate increase in fully diluted shares.


                                                                 QUARTER ENDING             YEAR ENDING
                                                                 MARCH 31, 2004         DECEMBER 31, 2004
                                                                 --------------         -----------------
ESTIMATED PRODUCTION:

  Oil - Mbo                                                           1,450                    6,100
  Gas - Bcf                                                          69 - 70                 293 - 299
  Gas Equivalent - Bcfe                                              78 - 79                 330 - 336
  DAILY GAS EQUIVALENT MIDPOINT - IN  MMCFE                            863                      910
NYMEX PRICES (FOR CALCULATION OF REALIZED HEDGING EFFECTS ONLY):
  Oil - $/Bo                                                         $33.58                     $28.06
  Gas - $/Mcf                                                         $5.69                      $4.99
ESTIMATED DIFFERENTIALS TO NYMEX PRICES:
  Oil - $/Bo                                                         -$2.69                     -$2.55
  Gas - $/Mcf                                                        -$0.66                     -$0.61
ESTIMATED REALIZED HEDGING EFFECTS
 (BASED ON EXPECTED NYMEX PRICES ABOVE):
  OIL - $/BO                                                         -$4.56                     +$0.86
  GAS - $/MCF                                                        +$0.43                     +$0.27
OPERATING COSTS PER MCFE OF PROJECTED PRODUCTION:
  Production expense                                               $0.55 - 0.60             $0.55 - 0.60
  Production taxes (generally 7% of O&G revenues)                  $0.32 - 0.34             $0.28 - 0.32
  General and administrative (a)                                   $0.10 - 0.11             $0.10 - 0.11
  DD&A - oil and gas                                               $1.48 - 1.52             $1.50 - 1.55
  Depreciation of other assets                                     $0.07 - 0.09             $0.07 - 0.09
  Interest expense(b)                                              $0.49 - 0.53             $0.45 - 0.50
Other Income and Expense per Mcfe:
  Marketing and other income                                       $0.02 - 0.04             $0.02 - 0.04

Book Tax Rate                                                          38%                      38%
Equivalent Shares Outstanding:
  Basic                                                             240,000 m                247,000 m
  Diluted                                                           302,000 m                304,000 m

Capital Expenditures:
  Drilling, leasehold and seismic                                 $175 - $200 mm           $750 - $800 mm

(a) Does not include non-cash expense associated with the issuance of restricted stock.

(b) Does not include  gains or losses on interest  rate  derivatives  (SFAS
    133).

COMMODITY HEDGING ACTIVITIES

Periodically the company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

  (i)For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

 (ii)For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.

(iii)Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                         % Hedged
                                                                 --------------------------
                               Avg.                  Avg. NYMEX                   Open Swap
                              NYMEX                    Price                    Positions as
                              Strike                 Including     Assuming       a % of
                    Open      Price     Gain from    Open and        Gas         Estimated
                    Swaps     of Open    Locked       Locked      Production     Total Gas
                   in Bcf's   Swaps      Swaps       Positions   in Bcf's of:    Production
                  --------   -------   ----------   ----------   -------------   ----------
2004:
-----
2004:
1st Qtr              69.5      $5.94      $0.03        $5.97             69.5         98%
2nd Qtr              53.2      $4.97      $0.00        $4.97             74.0         72%
3rd Qtr              40.9      $4.87      $0.00        $4.87             75.0         54%
4th Qtr              32.7      $5.05      $0.00        $5.05             76.0         43%
-------------------------------------------------------------------------------------------
Total 2004          196.3      $5.31      $0.01        $5.32            294.5         66%
===========================================================================================

===========================================================================================
Total 2005           81.2      $5.03      $0.00        $5.03            305.0         27%
===========================================================================================

===========================================================================================
Total 2006           32.9      $4.88      $0.00        $4.88            315.0         10%
===========================================================================================

===========================================================================================
Total 2007           25.6      $4.76      $0.00        $4.76            325.0          8%
===========================================================================================

===========================================================================================
TOTALS
-------------------------------------------------------------------------------------------
2004-2007           336.0      $5.15      $0.01        $5.16          1,239.5         27%
===========================================================================================

The company has also entered into the following natural gas basis protection swaps:

                                                                 Assuming Gas
                            Annual                             Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------    -----------------      -------

2004                        157.4                 0.173             290.5               54%
2005                        109.5                 0.156             305.0               36%
2006                         47.5                 0.155             315.0               15%
2007                         63.9                 0.166             325.0               20%
2008                         64.0                 0.166             335.0               19%
2009                         37.0                 0.160             345.0               11%
                       ----------------       -------------    -----------------      ------
Totals                       479.3            $   0.164*          1,915.5                25%
                       ================       =============    =================      ======
* weighted average

The company has entered into the following crude oil hedging arrangements:


                                                         % Hedged
                                                -----------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      ProdutionN     % of Total
                        Swaps in      Strike      in Mmbo's      Estimated
                         Mmbo's       Price         of:         Production
                        --------      ------     ----------     ------------

Q1 - 2004*                 1,270         $28.58       1,390           91%

Q2 - 2004*                 1,419         $29.63       1,575           90%

Q3 - 2004*                 1,182         $29.47       1,590           74%

Q4 - 2004*                 1,058         $29.15       1,590           67%
                        ----------- ------------ -------------- --------------

Total 2004*                4,929         $29.22       6,145           80%
                        =========== ============ ============== ==============

Total 2005*                  548         $31.56       6,360            9%
                        =========== ============ ============== ==============

*Swaps with a knockout price of $21.00, with the exception of 2,000 bopd in 2004 with a knockout price of $24.00, with an additional 1,000 bopd in Q2 2004 at $24.00, 1,000 bopd in Q3 and Q4 2004 with a knockout price of $23.00, 2,000 bopd for 1/04 and 3-8/04 at a knockout price of $22.00, 3,000 bopd in 2/04 at a knockout price of $22.00 and 1,500 bopd from 4/04 through 12/05 at a knockout price of $26.00.